Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

Pursuant to the requirements of the Listing Rules, the Company is making adequate arrangements to ascertain the wishes of its shareholders as to which language version of the Corporate Communication of the Company they wish to receive in the future.

INTRODUCTION

Pursuant to the relevant legislation and rules and the Company’s Articles of Association, the Company is permitted to send Corporate Communication to its shareholders in the English language only, or the Chinese language only, or both the English and Chinese languages, provided that the Company has made adequate arrangements to ascertain the wishes of its shareholders.

PROPOSED ARRANGEMENTS

The following arrangements have been or will be made by the Company in compliance with the requirements of the relevant legislation and rules:

1.                       The Company is sending a letter on or about 25 February 2005 together with an instruction slip and postage pre-paid envelope (the “First Letter”), prepared in English and Chinese, to its shareholders to enable them to select, amongst other things, to receive English or Chinese or both versions of the Corporate Communication. The First Letter will explain that if no reply is received from such shareholder by 18 March 2005, the following arrangements will apply, where applicable:

•                          the Corporate Communication will be sent in Chinese only to all Hong Kong shareholders who are natural persons with a Chinese name;

•                        the Corporate Communication will be sent in English only to all overseas shareholders and all Hong Kong shareholders other than natural persons with a Chinese name.

Whether a shareholder of the Company is a Hong Kong or an overseas shareholder will be determined by his or its address as appearing in the Company’s Register of Members. Whether a shareholder of the Company has a Chinese name will be determined by the Company by reference to his name as appearing in the Company’s Register of Members.

Shareholders have the right at any time in writing to the Company’s registrar, Hong Kong Registrars Limited at the 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong to change their choice of language of the Corporate Communication.

2.                     The Company will send the selected language version of the Corporate Communication to those shareholders who have made a selection unless and until they notify the Company in writing that they wish to receive the Corporate Communication in the other (or both) language.

3.                       When the Corporate Communication is sent out according to the arrangements as set out in paragraphs 1 and 2 above, a letter together with a pre-paid request slip (the “Second Letter”), prepared in English and Chinese, will be attached to or printed at some prominent place in the versions of the Corporate Communication sent out stating that the Corporate Communication prepared in the other language will be available upon request.

4.                       The Corporate Communication in both English and Chinese versions and in accessible format will be available on the Company’s website at www.chinaunicom.com.hk and a soft copy of both languages of the Corporate Communication will be filed with the Stock Exchange on the same day as such Corporate Communication is sent to the shareholders.

5.                       The Company is providing a dial-up hotline service (Tel: 2126 2018) to enable shareholders to make enquiry of the Company’s proposed arrangements.

6.                       The First Letter and the Second Letter will mention that both languages of the Corporate Communication will be available on the Company’s website and that the dial-up hotline has been provided as mentioned in paragraphs 4 and 5 above respectively.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise:

“the Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Stock Exchange and whose American depository shares are listed on the New York Stock Exchange;
“Corporate Communication”	any document issued or to be issued by the Company for the information or action of its shareholders as defined in Rule 1.01 of the Listing Rules;
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited; and
“Stock Exchange”	The Stock Exchange of Hong Kong Limited.

As at the date of this announcement, the Board comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board China Unicom Limited Yee Foo Hei Company Secretary

Hong Kong, 24 February 2005